Exhibit 10.23

UNITIL CORPORATION

Compensation of Directors

On January 17, 2012, the Board of Directors of Unitil Corporation (“Unitil”) approved and adopted a revised compensation arrangement for members of the Board of Directors. The revised compensation arrangement became effective as of January 1, 2012.

The revised compensation arrangement applies to members of the Board of Directors who are not employees of Unitil or any of its subsidiaries. The following table summarizes the material terms of the revised compensation arrangement.

Category	Description	Amount

Board of Directors – Annual Cash Retainer	Each member of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$45,000 per year

Board of Directors – Annual Equity Retainer	Each member of the Board of Directors will receive an annual equity retainer. Unitil will issue the equity retainer on the first business day of October each year. In 2011, the equity retainer was issued in the form of Unitil’s common stock. Beginning in 2012, each member may elect to receive restricted stock units (with any phantom dividends reinvested in additional restricted stock units), in lieu of Unitil’s common stock, as his or her annual equity retainer.	$30,000 per year (payable in kind as common stock or restricted stock units)

Board of Directors – Special Meetings	Each member of the Board of Directors will receive a fee for each special meeting of the Board of Directors that such member attends in person.	$2,000 per special meeting

Committees – Annual Cash Retainer for Chair	Each chair of a committee of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$8,000 per committee per year

Committees – Annual Cash Retainer for Non-Chair Members	Each non-chair member of a committee of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$3,000 per committee per year

In addition, Unitil will reimburse each member of the Board of Directors for reasonable expenses that such member incurs in connection with attending meetings of the Board of Directors or committees thereof.